Exhibit 99.1

Prospect Capital Announces 6.9% Increase in Net Income per Share for First Fiscal Quarter over Prior Year First Fiscal Quarter

NEW YORK — (Marketwired) — November 4, 2013 — Prospect Capital Corporation (NASDAQ: PSEC) (“Company” or “Prospect”) today announced financial results for our first fiscal quarter ended September 30, 2013.

For the September 2013 quarter, our net investment income (“NII”) was $82.3 million or $0.32 per weighted average number of shares for the quarter. For the September 2012 quarter, our NII was $74.0 million or $0.46 per weighted average number of shares for the quarter. NII increased year-over-year by 11.2% on a dollars basis and decreased by 30.4% on a per share basis due to non-recurring income in the September 2012 period.

For the September 2013 quarter, our net increase in net assets resulting from operations (“NI”) was $79.9 million or $0.31 per weighted average number of shares for the quarter. For the September 2012 quarter, our NI was $47.2 million or $0.29 per weighted average number of shares for the quarter. NI increased year-over-year by 69.1% and 6.9% on a dollars and per share basis, respectively.

We have previously announced our upcoming and increasing cash distributions to shareholders through June 2014, ranging from $0.110250 per share for November 2013 to $0.110450 for June 2014. Prospect’s closing stock price of $11.34 as of November 1, 2013 delivers to shareholders a current dividend yield of 11.7%.

We have generated cumulative NII in excess of cumulative distributions to shareholders in the June 2013 fiscal year and since Prospect’s initial public offering nine years ago. For the June 2013 fiscal year, our NII in excess of distributions to shareholders was $53.4 million and $0.26 per share. For the September 2013 quarter, distributions were in excess of NII by $4.3 million and $0.01 per share, distributing some of the excess which was built up in the previous fiscal year.

Since our IPO nine years ago through our June 2014 distribution, assuming our current share count for upcoming distributions, we will have distributed $12.60 per share to initial shareholders and $1.1 billion in cumulative distributions to all shareholders.

Our net asset value per share on September 30, 2013 stood at $10.72 per share, flat to the value at June 30, 2013. Our debt to equity ratio stood at a modest 53.7% after subtraction of cash and equivalents as of September 30, 2013, down from 55.7% as of June 30, 2013. We estimate that our NII for the current December 2013 quarter will be $0.28 to $0.33 per share. Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business.

HIGHLIGHTS

Equity Values:

Net assets as of September 30, 2013:  $2.910 billion

Net asset value per share as of September 30, 2013:  $10.72

First Fiscal Quarter Operating Results:

Net investment income:  $82.34 million

Net investment income per share:  $0.32

Dividends to shareholders per share:  $0.330600

First Fiscal Quarter Portfolio and Investment Activity:

Portfolio investments in quarter:  $556.84 million

Total portfolio investments at cost at September 30, 2013:  $4.642 billion

Number of portfolio companies at September 30, 2013:  129

PORTFOLIO AND INVESTMENT ACTIVITY

Our origination efforts during the September 2013 quarter prioritized secured lending, with an emphasis on senior loans, although we also seek to close selected subordinated debt and income-producing equity investments. Our diversified approach includes seven origination strategies, including (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. With our scale team of more than 90 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small number of investments out of thousands of investment opportunities sourced annually.

Our portfolio’s annualized current yield stood at 12.5% across all performing interest bearing investments as of September 30, 2013. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. While the market has experienced yield compression in recent months (which may have moderated in the current December quarter due to an uptick in deal activity), we have continued to prioritize first lien senior and secured debt with our originations to protect against downside risk while still achieving above market yields through credit selection discipline and a differentiated origination approach.

At September 30, 2013, our portfolio consisted of 129 long-term investments with a fair value of $4.553 billion, a record total, compared to 124 long-term investments with a fair value of $4.173 billion at June 30, 2013.

During the September 2013 quarter, we completed 18 new and follow-on investments aggregating $556.8 million, sold two investments, and received repayment on seven other investments. Our repayments in the September 2013 quarter were $164.2 million, resulting in investments net of repayments of $392.7 million.

Broadly diversified across our lines of business, our originations in the September 2013 quarter were weighted toward the last two months of the quarter, resulting in only a partial quarter positive income benefit from such originations. We expect such originations to generate full-quarter positive benefit in the current December 2013 quarter.

In the March 2013 quarter we launched a call center initiative with multiple full-time resources to drive a higher level of investment opportunity sourcing from direct companies and intermediaries. The majority of our portfolio consists of agented middle-market loans that we have originated, structured, selected, and closed. In general, we perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The call center initiative already has led to closed deal activity, and we anticipate such effort to continue to have a positive impact on our business in the upcoming quarters.

•                  On July 1, 2013, Pre-Paid Legal Services, Inc. repaid our $5.0 million loan.

•                  On July 9, 2013, Southern Management Corporation repaid our $17.6 million loan.

•                  On July 12, 2013, we provided $11.0 million of secured second lien financing to Water PIK, Inc., a leader in developing innovative personal and oral healthcare products.

•                  On July 23, 2013, we made a $2.0 million investment in Carolina Beverage Group, LLC (“Carolina Beverage”), a contract beverage manufacturer. On July 24, 2013, we sold our $2.0 million investment in Carolina Beverage and realized a gain of $45 thousand on this investment.

•                  On July 26, 2013, we made a $2.0 million follow-on senior secured debt investment in Spartan Energy Services, Inc., a provider of thru tubing and flow control services to oil and gas companies.

•                  On July 26, 2013, we made a $20.0 million follow-on secured second lien investment in Royal Adhesives & Sealants, LLC (“Royal”), a producer of proprietary, high-performance adhesives and sealants.

•                  On July 31, 2013, we made a $5.1 million follow-on investment in Coverall North America, Inc., a franchiser of commercial cleaning businesses.

•                  On July 31, 2013, Royal repaid our $28.4 million subordinated unsecured loan.

•                  On July 31, 2013, Cargo Airport Services USA, LLC repaid our $43.4 million loan.

•                  On August 1, 2013, Medical Security Card Company, LLC repaid our $13.2 million loan.

•                  On August 2, 2013, we made an investment of $44.1 million to purchase 90% of the subordinated notes in CIFC Funding 2013-III, Ltd.

•                  On August 2, 2013, we provided $81.3 million of debt and $12.7 million of equity financing to support the recapitalization of CP Holdings of Delaware LLC (“CP Holdings”), an energy services company based in western Oklahoma. After the financing, we received repayment of the $19.0 loan previously outstanding.

•                  On August 9, 2013, we provided $80.0 million in senior secured loans and a senior secured revolving loan facility, of which $70.0 million was funded at closing, for the recapitalization of

Matrixx Initiatives, Inc., owner of Zicam, a developer and marketer of OTC cold remedy products under the Zicam brand.

•                  On August 15, 2013, we made a $14.0 million follow-on investment in Totes Isotoner Corporation, a designer, distributor, and retailer of high quality, branded functional accessories.

•                  On August 30, 2013, we made a $16.0 million follow-on investment in System One Holdings, LLC, a provider of professional staffing services.

•                  On September 5, 2013, we provided a $50.4 million senior secured term loan to United Bank Card, Inc. (d/b/a Harbortouch), a payments processor.

•                  On September 10, 2013, we made a $12.5 million first lien secured investment in Photonis Technologies SAS, a world leader in the development, manufacture, and sale of electro-optic components for the detection and intensification of faint light sources.

•                  On September 11, 2013, Seaton Corp. repaid our $13.3 million loan.

•                  On September 11, 2013, we provided a $75.0 million senior secured term loan to support the recapitalization of American Broadband Holding Company and Cameron Holdings of NC, Inc., a provider of voice, video, and high-speed internet services.

•                  On September 13, 2013, we made an investment of $36.5 million to purchase 84% of the subordinated notes in Apidos CLO XV, Ltd.

•                  On September 19, 2013, we provided $41.0 million of debt and $6.9 million of equity financing to support the recapitalization of MITY Holdings of Delaware Inc., a designer, manufacturer and seller of multipurpose room furniture and specialty healthcare seating products.

•                  On September 25, 2013, we made a $12.0 million subordinated secured second lien investment in NCP Finance Limited Partnership, a lender to short term loan providers in the alternative financial services industry.

•                  On September 30, 2013, we made an investment of $20.9 million to purchase 51% of the subordinated notes in Galaxy XVI CLO, Ltd.

•                  On September 30, 2013, we sold our investment in ADAPCO, Inc. for net proceeds of $553 thousand, recognizing a realized gain of $413 thousand on the sale.

•                  On September 30, 2013, we made an $18.8 million follow-on investment in JHH Holdings, Inc., a provider of home healthcare services in Texas.

Since September 30, 2013 in the current December 2013 quarter, we have completed eleven new and follow-on investments aggregating $105.7 million, received repayment of three investments, and sold five investments.

•                  On October 1, 2013, we made a $2.6 million follow-on investment in Airmall.

•                  On October 7, 2013, Evanta Ventures, Inc. repaid our $10.5 million loan.

•                  On October 11, 2013, we made a $5.8 million follow-on senior debt and equity investment in CP Holdings, an energy services company based in western Oklahoma.

•                  On October 11, 2013, we provided $25.0 million in preferred equity for the recapitalization of Ajax Rolled Ring and Machine, Inc. After the financing, we received repayment of the $20.0 million loan previously outstanding.

•                  On October 15, 2013, we made a secured debt investment of $2.0 million in Digital Insight, a leading provider of digital banking software to financial institutions. On the same day, we sold our investment and realized a gain of $20 thousand.

•                  On October 16, 2013, we made a secured debt investment of $7.0 million in Renaissance Learning, Inc., a leading provider of technology based school improvement and student assessment programs. On November 4, 2013, we sold our investment and realized a gain of $140 thousand.

•                  On October 17, 2013, $19.7 million of the Apidos CLO VIII, Ltd. subordinated notes were called. We estimate our realized IRR on this investment is approximately 30%, demonstrating the strong performance of our structured credit business.

•                  On October 22, 2013, we made an investment of $40.8 million to purchase 85% of the subordinated notes in CIFC Funding 2013-IV, Ltd.

•                  On October 29, 2013, we made a $2.0 million follow-on investment in APH.

•                  On October 30, 2013, we made a senior secured debt investment of $2.5 million in Omnitracs, Inc., a provider of satellite and terrestrial-based connectivity and position location solutions to transportation and logistics companies. On the same day, we sold our investment and realized a gain of $25 thousand.

•                  On October 30, 2013, we made a secured debt investment of $6.0 million in The Petroleum Place, Inc. (“P2”), a provider of enterprise resource planning software focused on the oil & gas industry. On November 4, 2013, we sold our investment and realized a gain of $60 thousand.

•                  On October 31, 2013, we sold our $18.8 million National Bankruptcy Services, LLC loan for $10.9 million.

•                  On November 1, 2013, P2 repaid our $22.0 million second lien term loan.

•                  On November 1, 2013, we made a $9.9 million follow-on investment in APH for the acquisition of Bexley Apartment Houses, a multi-family residential property located in Marietta, Georgia. We invested $1.7 million of equity and $8.2 million of debt in APH.

•                  On November 4, 2013, we made a $2.0 million follow-on investment in Photonis Technologies SAS.

None of our loans originated in over six years has gone on non-accrual status. The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.3% on September 30, 2013 and June 30, 2013, down from 1.9% on June 30, 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

During calendar year 2012, we received significant dividends and interest income from our ESHI investment. Our income from ESHI in calendar year 2013 is significantly less than such income in calendar year 2012. We are targeting to offset this decrease by utilizing existing liquidity and prudent leverage to finance our growth through new originations, including attractive yielding investments in the financial services and other sectors.

Because of the good performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

Our advanced investment pipeline aggregates more than $1.0 billion of potential opportunities diversified across multiple sectors. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments. With our growing advanced investment pipeline, we expect a significant pickup in deal closings over the next several weeks.

LIQUIDITY AND FINANCIAL RESULTS

Our modestly leveraged balance sheet, with its vast majority of unencumbered assets, access to multiple funding sources, matched-book funding, and weighting toward unsecured fixed-rate debt, is a source of significant strength. Our debt to equity ratio stood at a modest 53.7% after subtraction of cash and equivalents at September 30, 2013. Our equitized balance sheet also gives us the potential for future earnings upside as we prudently utilize and grow our existing revolving credit facility as well as potentially add additional secured or unsecured term facilities made more attractive by our investment-grade ratings at corporate, revolving facility, and term debt levels.

On March 27, 2012, we renegotiated our credit facility and closed on an expanded five-year revolving credit facility (the “Facility”) for Prospect Capital Funding LLC. As of September 30, 2013, our Facility size stood at $567.5 million with commitments from 18 total lenders. After September 30, 2013, we added two additional banks and the commitments now stand at $587.5 million. The Facility includes an accordion feature which allows aggregate commitments to be increased to $650 million without the need for re-approval from existing lenders or the rating agency.

As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2015, with an additional two-year amortization period, with distributions allowed after the completion of the revolving period. Interest on borrowings under the Facility is one-month Libor plus 275 basis points, with no minimum Libor floor. The Facility continues to carry a high-investment-grade Moody’s rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 20 institutional lenders in our Facility compares to five lenders at June 30, 2010 and represents the most diversified bank group in our industry.

In addition, our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

On December 21, 2010, we issued $150.0 million in principal amount of 6.25% senior unsecured convertible notes, convertible at $11.35 per common share and due December 2015 (“2015 Converts”).

On February 18, 2011, we issued $172.5 million in principal amount of 5.50% senior unsecured convertible notes, convertible at $12.73 per common share and due August 2016 (“2016 Converts”). In the March 2012 quarter, we repurchased $5.0 million of our 2016 Notes.

On April 16, 2012, we issued $130.0 million in principal amount of 5.375% senior unsecured convertible notes, convertible at $11.61 per common share and due October 2017 (“2017 Converts”).

On August 14, 2012, we issued $200.0 million in principal amount of 5.75% senior unsecured convertible notes, convertible at $12.07 per common share and due March 2018 (“2018 Converts”).

On December 21, 2012, we issued $200.0 million in principal amount of 5.875% senior unsecured convertible notes, convertible at $12.54 per common share and due January 2019 (“2019 Converts”, and together with the 2015 Converts, 2016 Converts, 2017 Converts, and 2018 Converts, the “Convertible Notes”).

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% senior unsecured notes due November 2022 (the “2022 Baby Bond Notes). The 2022 Baby Bond Notes trade on the New York Stock Exchange with ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% senior unsecured notes due March 2023 (the “2023 Notes”).

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with our 2022 Baby Bond Notes, Convertible Notes, and our 2023 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $518.8 million of Program Notes. These notes were issued with interest rates ranging from 3.28% to 7.00% with a weighted average rate of 5.56%. These notes mature between October 15, 2016 and October 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of September 30, 2013, Prospect held more than $3.9 billion of unencumbered assets on its balance sheet to benefit holders of Unsecured Notes and Prospect shareholders.

On May 8, 2013 and August 22, 2013, we entered into equity distribution agreements relating to at-the-market offerings from time to time of our common stock. During the period from July 1, 2013 to September 30, 2013, we sold approximately 21.3 million shares of our common stock at an average price of $11.18 per share, and raised $238.0 million of gross proceeds, with all issuance at prices above net asset value per share. During the period from October 1, 2013 to November 4, 2013, we sold approximately 12.7 million shares of our common stock at an average price of $11.21 per share, and raised $141.8 million of gross proceeds, with all issuance at prices above net asset value per share.

We currently have no borrowings under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $869 million of new investment capacity. Any principal repayments, other monetizations of our assets, debt and other capital issuances, or increases in our Facility size would also further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Tuesday, November 5, 2013, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-317-6016. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10036288. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
September 30, 2013 and June 30, 2013
(in thousands, except share and per share data)

	September 30, 2013	June 30, 2013
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $970,400 and $830,151, respectively)	$947,572	$811,634
Affiliate investments (amortized cost of $49,324 and $49,189, respectively)	37,425	42,443
Non-control/Non-affiliate investments (amortized cost of $3,622,564 and $3,376,438, respectively)	3,568,139	3,318,775
Total investments at fair value (amortized cost of $4,642,288 and $4,255,778, respectively)	4,553,136	4,172,852

Investments in money market funds	151,995	143,262
Cash	10,399	59,974
Receivables for:
Interest, net	21,470	22,863
Other	1,995	4,397
Prepaid expenses	382	540
Deferred financing costs	44,194	44,329
Total Assets	4,783,571	4,448,217

Liabilities
Credit facility payable	69,000	124,000
Senior convertible notes	847,500	847,500
Senior unsecured notes	347,762	347,725
Prospect Capital InterNotes®	461,977	363,777
Due to broker	87,662	43,588
Dividends payable	29,916	27,299
Due to Prospect Administration	55	1,366
Due to Prospect Capital Management	1,734	5,324
Accrued expenses	3,000	2,345
Interest payable	18,687	24,384
Other liabilities	6,523	4,415
Total Liabilities	1,873,816	1,791,723
Net Assets	$2,909,755	$2,656,494

Components of Net Assets
Common stock, par value $0.001 per share (500,000,000 common shares authorized; 271,404,289 and 247,836,965 issued and outstanding, respectively)	$271	$248
Paid-in capital in excess of par	2,999,878	2,739,864
Undistributed net investment income	72,745	77,084
Accumulated realized losses on investments	(73,987)	(77,776)
Unrealized depreciation on investments	(89,152)	(82,926)
Net Assets	$2,909,755	$2,656,494

Net Asset Value Per Share	$10.72	$10.72

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three Months Ended September 30, 2013 and 2012
(in thousands, except share and per share data)
(Unaudited)

	For The Three Months Ended September 30,
	2013	2012
Investment Income
Interest income:
Control investments	$32,633	$17,919
Affiliate investments	1,496	1,651
Non-control/Non-affiliate investments	78,112	45,027
CLO Fund securities	26,180	13,713
Total interest income	138,421	78,310

Dividend income:
Control investments	7,075	33,250
Non-control/Non-affiliate investments	3	2,955
Money market funds	11	3
Total dividend income	7,089	36,208

Other income:
Control investments	9,221	2
Affiliate investments	2	8
Non-control/Non-affiliate investments	6,301	9,108
Total other income	15,524	9,118
Total Investment Income	161,034	123,636

Operating Expenses
Investment advisory fees:
Base management fee	23,045	13,228
Income incentive fee	20,584	18,507
Total investment advisory fees	43,629	31,735

Interest and credit facility expenses	27,407	13,511
Legal fees	219	622
Valuation services	439	376
Audit, compliance and tax related fees	623	432
Allocation of overhead from Prospect Administration	3,986	2,184
Insurance expense	93	93
Directors’ fees	75	75
Excise tax	1,000	—
Other general and administrative expenses	1,226	581
Total Operating Expenses	78,697	49,609

Net Investment Income	82,337	74,027

Net realized gain on investments	3,789	1,775
Net change in unrealized depreciation on investments	(6,226)	(28,553)
Net Increase in Net Assets Resulting from Operations	$79,900	$47,249

Net increase in net assets resulting from operations per share	$0.31	$0.29
Dividends declared per share	$0.33	$0.30

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
ROLLFORWARD OF NET ASSET VALUE PER SHARE

For the Three Months September 30, 2013 and 2012

(in actual dollars)

(Unaudited)

	For The Three Months Ended
	September 30,
	2013	2012
Per Share Data:
Net asset value at beginning of period	$10.72	$10.83
Net investment income	0.32	0.46
Net realized gain	0.01	0.01
Net unrealized depreciation	(0.02)	(0.18)
Net increase in net assets as a result of public offerings	0.02	0.07
Dividends declared and paid	(0.33)	(0.31)
Net asset value at end of period	$10.72	$10.88

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

Telephone (212) 448-0702